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                                                                [EXECUTION COPY]

                          AMENDMENT TO PROMISSORY NOTE

     This AMENDMENT TO PROMISSORY NOTE dated as of June 30, 1999 (the "Amendment"), amends in certain respects the Foamex/GFI Note, dated as of February 27, 1998 (as amended, amended and restated, supplemented or otherwise modified from time to time), made by Foamex L.P., a Delaware limited partnership ("Foamex" or the "Promissor"), in favor of Foam Funding LLC (as successor in interest by merger to General Felt Industries, Inc.), a Delaware limited liability corporation (the "Promisee").

                              W I T N E S S E T H:
                              - - - - - - - - - -

     WHEREAS, the Promissor has requested of the Promisee, and the Promisee has agreed, to amend the Foamex/GFI Note as set forth herein.

     NOW, THEREFORE, in consideration of the above recitals, the Promissor and the Promisee agree as follows:

     SECTION 1. Defined Terms. Terms used herein and not otherwise defined herein have the meanings given such terms in the Foamex/GFI Note.

     SECTION 2. Amendments to the Foamex/GFI Note. The Foamex/GFI Note is hereby amended as follows:

     2.1. Amendment to Section 1. Article I of the Foamex/GFI Note is hereby amended by the following:

          2.1.1 The following definitions are hereby inserted in Section 1.01 of the Foamex/GFI Note in their appropriate alphabetical place:

          "Beneficial Owner" means "beneficial owner" as such term is defined in Rule 13d-3 and Rule 13d-5 under the Securities Exchange Act; provided, however, that (i) a person shall not be deemed to have beneficial ownership of securities subject to a stock purchase agreement, merger agreement, or similar agreement until the consummation of the transactions contemplated by such agreement, and (ii) for purposes of determining beneficial ownership of Voting Stock of Foamex, stockholders of Foamex International shall be deemed to beneficially own a percentage of Voting Stock of Foamex equal to their percentage beneficial ownership of Voting Stock of Foamex International multiplied by Foamex International's beneficial ownership of Voting Stock of Foamex.

          "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of Foamex International who (i) was a member of such Board of Directors on the Effective Date or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

          "Managing General Partner" means FMXI, Inc., a Delaware corporation ("FMXI").



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          "Partnership Agreement" means the Fourth Amended and Restated
     Agreement of Limited Partnership of Foamex L.P. dated as of December 14, 1993 among Trace Foam Company, Inc., a Delaware corporation, Foamex International and FMXI as amended by the First Amendment thereto dated as of June 28, 1994, by the Second Amendment thereto dated as of June 12, 1997, by the Third Agreement thereto dated as of December 23, 1997, and by the Fourth Amendment thereto dated as of February 27, 1998, as such agreement may be amended, supplemented or modified from time to time.

          "Related Party" means with respect to Marshall S. Cogan or TIHI, as the case may be, (A) any controlling stockholder, 80% (or more) owned Subsidiary, or spouse or immediate family member (in the case of an individual) of such Person, or (B) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of such Person and/or such other Persons referred to in the immediately preceding clause (A) and this clause (B).

          "Voting Stock" of any Person as of any date means the Equity Interests of such Person that at the time entitled to vote in the election of the board of directors or other governing body of such Person.

     2.2 Amendment to Section 1.01. Section 1.01 of the Foamex/GFI Note is hereby amended by the following:

          2.2.1 Amendment to the definition of "Change of Control". The definition of Change of Control is hereby amended and restated in its entirety as follows:

     "`Change of Control' means any event pursuant to which (a) another Person is substituted for FMXI as the managing general partner of Foamex, whether by agreement with FMXI, as a result of bankruptcy of FMXI or otherwise, (b) another Person in addition to FMXI becomes a general partner of Foamex, (c) FMXI withdraws as managing general partner of Foamex pursuant to the Partnership Agreement or otherwise, (d) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of Foamex and its Subsidiaries taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Securities Exchange Act), (e) the adoption of a plan relating to the liquidation or dissolution of Foamex, (f) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than Marshall S. Cogan, TIHI and their Related Parties, becomes the Beneficial Owner of (A) more than 25% of the Voting Stock in Foamex International (measured by voting power rather than number of shares) and (B) a greater percentage of the Voting Stock than Marshall S. Cogan, TIHI and their Affiliates, (g) the first day on which a majority of the members of the Board of Directors of Foamex International or FCC, as the case may be, are not Continuing Directors, (h) there is a sale, transfer or other assignment or disposition of any of the Equity Interests in Foamex by FMXI or Foamex International, (i) Foamex International ceases to own and control 100% of the issued and outstanding Equity Interests in New GFI, (j) Foamex International ceases to own and control 100% of the issued and outstanding Equity Interests in FMXI, or (k) during any period of two consecutive calendar years, individuals who at the beginning of such period constituted the Board of Directors of the Managing General Partner (or Foamex, if Foamex is a corporation) or FCC or whose nomination for election by the shareholders of such Person, was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or


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whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors of such Person then in office.

     2.3. Amendment to Article VI. Article VI of the Foamex/GFI Note is hereby amended by the following:

          2.3.1. Amendment to Section 6.01. Section 6.01(o) is hereby amended by deleting all references to the "TIHI Note".

     SECTION 3. Conditions to Effectiveness. This Amendment shall become effective on the date hereof (the "Amendment Effective Date"), provided, that the following conditions precedent have been satisfied (unless waived by the Promisee or unless the deadline for delivery has been extended by the Promisee):

          (i) Documents. The Promisee shall have received on or before the Amendment Effective Date all of the following in form and substance satisfactory to the Promisee:

               (a) this Amendment duly executed and in form and substance satisfactory to the Promisee; and

               (b) such additional documentation as the Promisee may reasonably request.

          (ii) Consents. The Promissor shall have received all material consents and authorizations required pursuant to any material Contractual Obligation with any other Person and shall have obtained all material consents and authorizations of, and effected all notices to and filings with, any Governmental Authority, in each case, as may be necessary to allow the Promissor to lawfully and without risk of rescission, execute, deliver and perform, in all material respects, its obligations under this Amendment and the Transaction Documents to which it is, or is to be, a party and each other agreement or instrument to be executed and delivered by it pursuant thereto or in connection therewith.

          (iii) No Legal Impediments. No law, regulation, order, judgment or decree of any Governmental Authority shall, and Promisee shall not have received any notice that litigation is pending or threatened which is likely to, impose or result in the imposition of a Material Adverse Effect.

          (iv) No Change in Condition. No change in the condition (financial or otherwise), business, performance, properties, assets, operations or prospects of the Promissor or any of its Subsidiaries and its subsidiaries shall have occurred since December 31, 1998, which change, in the judgment of the Promisee, will have or is reasonably likely to have a Material Adverse Effect.

          (v) No Default. After giving effect to this Amendment, no Event of Default or Potential Event of Default shall have occurred.

          (vi) Representations and Warranties. All of the representations and warranties contained in Section 4.01 of the Foamex/GFI Note and in any of the Transaction Documents shall be true and correct in all material respects on and as of the Amendment Effective Date.


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     SECTION 4. Representations and Warranties. The Promissor hereby represents and warrants to the Promisee that (i) the execution, delivery and performance of this Amendment by the Promissor are within the Promissor's corporate powers and have been duly authorized by all necessary corporate action, and (ii) this Amendment constitutes the legal, valid and binding obligation of the Promissor, enforceable against the Promissor, in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or limiting creditors' rights generally or by equitable principles generally.

     SECTION 5. Reference to and Effect on the Transaction Documents.

     5.1. Upon the effectiveness of this Amendment, on and after the date hereof each reference in the Foamex/GFI Note to "this Note", "this Agreement", "hereunder", "hereof", "herein" or words of like import, and each reference in any Transaction Documents, shall mean and be a reference to the Foamex/GFI Note as amended hereby.

     5.2. Except as specifically amended above, all of the terms of the Foamex/GFI Note and all Transaction Documents shall remain unchanged and in full force and effect.

     5.3. The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of Promisee under the Foamex/GFI Note or any Transaction Document, nor constitute a waiver of any provision of the Foamex/GFI Note or any Transaction Document.

     5.4. As of the Amendment Effective Date, after giving effect to this Amendment, the Promissor is in compliance in all material respects with all applicable terms, conditions and covenants of the Foamex/GFI Note and all Transaction Documents.

     SECTION 6. Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

     SECTION 7. Miscellaneous. This Amendment is to be delivered to the Promisee and attached as an allonge to the Foamex/GFI Note.

     SECTION 8. Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO NEW YORK CONFLICT OF LAWS PRINCIPLES).

     SECTION 9. Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment or be given any substantive effect.

     SECTION 10. Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.


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     IN WITNESS WHEREOF, this Amendment has been duly executed as of the date first above written.


                                        FOAMEX L.P.


                                        By /s/ George L. Karpinski
                                           -------------------------------
                                           Name: George L. Karpinski


                                        FOAM FUNDING LLC (as successor in
                                        interest by merger to General Felt
                                        Industries, Inc.)

                                        By: Trace SPV LLC
                                        Its Sole Member

                                          By: Trace Foam Company, Inc.
                                          Its Sole Member


                                        By /s/ Philip N. Smith, Jr.
                                           -------------------------------
                                           Name: Philip N. Smith, Jr.


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                                        CITICORP USA, INC., as Collateral Agent


                                        By /s/ Shapleigh Smith
                                          --------------------------------
                                          Name: Shapleigh Smith


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